Exhibit 99.1

3rd Quarter Earnings Up 123% at Annapolis Bancorp

ANNAPOLIS, Md.--(BUSINESS WIRE)--November 1, 2011--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $668,000 for the third quarter of 2011, up $369,000 or 123.4% compared to net income of $299,000 in the same quarter of last year.

Third quarter net income available to common shareholders after accruing for preferred stock dividends was $545,000 ($0.14 per basic and diluted common share), an increase of 209.7% compared to net income available to common shareholders of $176,000 ($0.04 per basic and diluted common share) in the third quarter of 2010.

Return on average assets and return on average equity improved to 0.61% and 7.25%, respectively, in the third quarter of 2011 compared to 0.28% and 3.36% in the comparable period of 2010. The net interest margin widened 40 basis points to 3.93% in the three months ended September 30, 2011 from 3.53% in the third quarter of last year.

Net income for the first nine months of 2011 increased by 10.9% to $1,502,000 from $1,354,000 in the comparable period of last year. Year-to-date net income available to common shareholders totaled $1,135,000 ($0.29 per basic and $0.26 per diluted common share) compared to $990,000 ($0.25 per basic and diluted common share) in the same nine month period of 2010.

“We are pleased to report strongly improved performance ratios and earnings that have more than doubled in the third quarter,” said Chairman and CEO Richard M. Lerner. “Growth in the loan portfolio, reduced provision for credit loss expense and lower overall funding costs helped us to further improve the efficiency of our balance sheet and boost profits significantly.”

Last month, BankAnnapolis received the 2011 Financial Services Award from the Annapolis and Anne Arundel County Chamber of Commerce. Presented at the Chamber’s Annual Comcast Business Hall of Fame Awards Ceremony on October 6th, the local business advocacy group cited BankAnnapolis for its outstanding business achievement as the top financial services firm in the market.

Later this week, BankAnnapolis will be honored as 2011 Corporate Philanthropist of the Year by the Community Foundation of Anne Arundel County at its annual Celebration of Philanthropy Awards Luncheon. According to the Foundation, BankAnnapolis was selected because of “the extraordinary depth, breadth of service and philanthropy it has demonstrated in its work on behalf of local nonprofits and our community.”

“It is very flattering to be acknowledged for our customer and community service by such prominent and widely respected business and community organizations,” said Lerner. “It’s especially gratifying to receive this recognition at a time when our efforts have resulted in improved financial performance, because it validates and reinforces our belief that what’s good for our customers and our community is also good for our shareholders. This has always been the central tenet of our community banking philosophy.”

Total assets of $435.8 million at September 30, 2011 increased 0.9% or $3.7 million compared to $432.1 million at December 31, 2010. Gross loans improved by $14.2 million or 5.1% to $294.2 million at September 30, 2011 from $279.9 million reported at year-end 2010.

Consistent with the Company’s strategy to fund loan growth through attrition in the investment portfolio, securities decreased by $11.4 million to $84.9 million at September 30, 2011 from $96.3 million at December 31, 2010. Short-term liquidity increased 9.3% to $40.1 million at September 30, 2011 from $36.7 million at December 31, 2010.

Deposits of $340.1 million at September 30, 2011 decreased $830,000 or 0.2% compared to $340.9 million reported at year-end 2010. Noninterest-bearing demand deposit account balances grew to $53.1 million, a lift of $7.6 million or 16.6% compared to $45.5 million at December 31, 2010. This increase was offset by an $8.4 million or 2.8% decrease in interest-bearing deposit balances over the same nine month period, reflective of the Company’s focus on lowering its overall cost of funds.

Nonperforming assets at September 30, 2011 amounted to $8.0 million or 1.83% of total assets, a reduction of $2.1 million from $10.1 million or 2.35% of total assets at December 31, 2010 and a decrease of $5.2 million from $13.2 million or 3.06% of total assets at September 30, 2010.

As of September 30, 2011, the Company’s allowance for credit losses was $7.5 million or 2.56% of total loans, and provided 111.2% coverage of nonperforming loans. The allowance for credit losses at December 31, 2010 was $6.9 million or 2.45% of total loans, and provided 81.7% coverage of nonperformers.

The Company recorded net charge-offs on loans deemed uncollectible of $910,000 or 0.32% of average loans for the nine months ended September 30, 2011 compared to $1.8 million or 0.63% of average loans for the same period in 2010.

Stockholders’ equity increased to $36.8 million at September 30, 2011 from $34.8 million at December 31, 2010. At the end of the third quarter, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.9%, a total capital ratio of 14.2%, and a Tier 1 leverage ratio of 9.3%. Book value per common share at September 30, 2011 was $7.26 compared to $6.81 at December 31, 2010. The Company’s common stock closed at a market price of $3.80 on September 30, 2011.

In the quarter just ended, net interest income increased by $439,000 or 11.9% and the net interest margin expanded 40 basis points to 3.93% compared to the same period one year ago.

Third quarter interest income totaled $5.0 million, an improvement of $233,000 or 4.9% compared to the same period in 2010. Interest income on loans increased $420,000 compared to the third quarter of 2010, benefiting from a $17.3 million increase in average loans outstanding and an improvement to 5.85% from 5.62% in the yield earned on the loan portfolio. Income on investment securities declined $185,000 for the quarter ended September 30, 2011 compared to the same quarter of 2010 due to a $12.0 million reduction in average balances and a 39 basis point drop in the yield on the investment portfolio to 2.89% from 3.28%.

Interest expense decreased by $206,000 or 18.8% due to a fall in the overall cost of interest-bearing liabilities to 1.02% in the quarter just ended from 1.24% in the third quarter of 2010, coupled with a $3.7 million decrease in average interest-bearing balances. The Company’s overall cost of funds improved to 0.88% for the third quarter of 2011 compared to 1.11% for the same period last year. The Company’s lower funding cost resulted from active management of deposit rates as well as a $7.5 million increase in average noninterest-bearing liabilities.

The Company lowered its provision for credit losses to $338,000 in the third quarter of 2011 from $622,000 in the same period of 2010.

Noninterest income increased to $659,000 in the three months ended September 30, 2011 from $469,000 in the third quarter of 2010, reflecting higher fee income earned on loans held for sale, an increase in mortgage banking revenue, and gains realized on the sale of foreclosed assets.

Noninterest expense rose by $323,000 in the quarter just ended compared to the same period last year. This increase included a write-down of $198,000 on real property held for future branch expansion, as well as higher personnel and mortgage banking expenses.

Year-to-date net interest income increased by $726,000 compared to the first nine months of 2010, and the year-to-date net interest margin improved to 3.94% from 3.65% in 2010. A $1.6 million provision for credit losses was recorded in the first three quarters of 2011 compared to $1.2 million in the same period of 2010. Noninterest income remained essentially flat year-over-year at $1.4 million while noninterest expense increased by 2.3%. The year-to-date efficiency ratio improved to 71.45% in 2011 from 73.92% in 2010.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of September 30, 2011 and December 31, 2010
($000)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2011	2010
Assets
Cash and due from banks	$1,801	$7,854
Interest bearing balances with banks	16,678	16,856
Federal funds sold	21,624	11,984
Investment securities, available for sale	84,931	96,295
Federal Reserve and Federal Home Loan Bank stock	3,003	3,035
Loans held for sale	-	1,379
Loans, net of allowance of $7,517 and $6,853	286,644	271,684
Premises and equipment	8,467	8,787
Accrued interest receivable	1,303	1,567
Deferred income taxes	2,753	2,929
Investment in bank owned life insurance	5,579	5,442
Real estate owned	1,222	1,608
Other assets	1,790	2,720
Total Assets	$435,795	$432,140

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$53,092	$45,514
Interest bearing	286,992	295,400
Total deposits	340,084	340,914
Securities sold under agreement to repurchase	16,155	14,558
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expenses	2,715	1,894
Total Liabilities	398,954	397,366

Stockholders' Equity
Preferred stock	8,125	8,063
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,750	11,643
Retained earnings	15,634	14,499
Accumulated other comprehensive income	1,059	296
Total Equity	36,841	34,774

Total Liabilities and Equity	$435,795	$432,140

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2011 and 2010
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Interest Income
Loans	$4,348	$3,928	$12,807	$11,934
Investments	640	825	2,044	3,056
Interest bearing balances with banks	4	9	13	23
Federal funds sold	12	9	27	24
Total interest income	5,004	4,771	14,891	15,037

Interest expense
Deposits	541	734	1,729	2,556
Securities sold under agreements to repurchase	18	27	59	77
Interest on long-term borrowings	328	332	974	1,001
Total interest expense	887	1,093	2,762	3,634
Net interest income	4,117	3,678	12,129	11,403

Provision	338	622	1,574	1,221

Net interest income after provision	3,779	3,056	10,555	10,182

NonInterest Income
Service charges	322	309	938	882
Mortgage banking	59	23	76	55
Other fee income	229	146	227	358
Gain on sale of loans	18	21	165	104
Gain (loss) on sale of REO and other assets	31	(30)	8	18
Loss on sale of securities	-	-	-	(55)
Loss on sale or disposal of fixed assets	-	-	(31)	-
Total noninterest income	659	469	1,383	1,362

NonInterest Expense
Personnel expense	1,826	1,721	5,301	5,228
Occupancy and equipment expense	360	414	1,204	1,205
Data processing expense	214	212	635	629
Professional fees	138	95	363	420
Marketing expense	63	69	295	249
FDIC expense	57	140	338	427
Other operating expense	737	421	1,518	1,278
Total noninterest expense	3,395	3,072	9,654	9,436

Income before taxes	1,043	453	2,284	2,108
Income tax expense	375	154	782	754
Net income	668	299	1,502	1,354
Preferred stock dividend and discount accretion	123	123	367	364
Net income available to common shareholders	$545	$176	$1,135	$990

Basic earnings per common share	$0.14	$0.04	$0.29	$0.25
Diluted earnings per common share	$0.14	$0.04	$0.26	$0.25
Book value per common share	$7.26	$6.97	$7.26	$6.97

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.61%	0.28%	0.46%	0.42%
Return on average equity	7.25%	3.36%	5.63%	5.24%
Average equity to average assets	8.37%	8.20%	8.23%	7.93%
Net interest margin	3.93%	3.53%	3.94%	3.65%
Efficiency ratio	71.08%	74.08%	71.45%	73.92%

Other Ratios
Allowance for credit losses to loans	2.56%	2.64%	2.56%	2.64%
Nonperforming assets to total assets	1.83%	3.06%	1.83%	3.06%
Net charge-offs to average loans	0.03%	0.00%	0.32%	0.63%
Tier 1 capital ratio	12.9%	13.0%	12.9%	13.0%
Total capital ratio	14.2%	14.3%	14.2%	14.3%

Average Balances
Assets	436,744	431,407	433,944	435,614
Earning assets	415,102	413,381	411,151	417,762
Loans, gross	294,649	277,337	288,312	276,931
Interest-bearing liabilities	346,244	349,904	347,795	357,154
Stockholders' equity	36,539	35,354	35,712	34,542

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455